SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2009

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1200 Urban Center Drive
Birmingham, Alabama 35242
(Address of principal executive offices) (zip code)

(205) 298-3000
Registrant's telephone number, including area code:

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2009, Vulcan Materials Company (the “Company”) announced that Kathleen Wilson-Thompson and James T. Prokopanko were elected as directors of the Company.  Ms. Wilson-Thompson is currently senior vice president, global human resources for the Kellogg Company.  She joined Kellogg in 1992 as a senior attorney and has served in her current position since 2005.  In November, Walgreens, the nation’s largest drugstore chain with a market capitalization of approximately $37 billion, announced that Ms. Wilson-Thompson will join that company in January 2010 as senior vice president and chief human resources officer.  Ms. Wilson-Thompson will serve on the Finance and Pension Funds and Safety, Health & Environmental Affairs Committees of the Board.

Mr. Prokopanko is president and chief executive officer of The Mosaic Company, one of the world’s leading producers of concentrated phosphate and potash crop nutrients.  Prior to his election to his current position in 2007, Mr. Prokopanko was Mosaic’s executive vice president and chief operating officer.  Mr. Prokopanko has been a director of The Mosaic Company since 2004.  Mr. Prokopanko will serve on the Audit and Governance Committees of the Board.

The Mosaic Company is a customer of the Company.  In 2008, the Company sold approximately $5.07 million worth of chemical limestone products to The Mosaic Company.  Through November 2009, the Company has sold approximately $5.6 million of such products to Mosaic.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 11, 2009, the Board of Directors of the Company approved an amendment to the Company’s Amended and Restated By-Laws (as amended, the “By-Laws”), which amendment is effective immediately.  Section 2.01(a) of the By-Laws has been amended to extend the retirement age for directors to 74.  A copy of the By-Laws are attached hereto has Exhibit 3.1 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

	Exhibit No.	Description
	3.1	Amended and Restated By-Laws of Vulcan Materials Company effective December 11, 2009.

	99.1	Press release dated December 11, 2009 announcing the election of Kathleen Wilson-Thompson and James T. Prokopanko to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vulcan Materials Company

Date: December 11, 2009	By:	/s/ Robert A. Wason IV
Robert A. Wason IV